May 18, 1993

Steven D. Smith
2501 Foothill Boulevard, Apt. #7
La Crescenta, California 91214

RE:  EMPLOYMENT AGREEMENT
     --------------------

Dear Mr. Smith:

SERENA International ("SERENA") is pleased that you are accepting the position of Senior Software Engineer ("Position") for development and maintenance of PDSTOOLS and other software products, subject to the terms and conditions set forth in this Letter Agreement ("Agreement"). In consideration of the mutual agreements set forth below, you and SERENA agree to the following terms and conditions:

1.   NATURE OF BUSINESS

     SERENA licenses PDSTOOLS (also referred to as SysProg Utilities and/or PDS/E) and SyncTrac-Registered Trademark- directly through its sales force to end users, and SERENA licenses Change Man-Registered Trademark- and COMPAREX-Registered Trademark- through distributors to end users. As of January 1, 1993, SERENA has begun direct licensing of Change Man-Registered Trademark- in Canada. Due to the nature of SERENA's business and the volatility of the marketplace, the size and business practices of SERENA may rapidly change. You agree that SERENA may, at its discretion, make such changes in the duties and responsibilities of your Position as it deems appropriate.

2.   EMPLOYMENT

     Accepting the terms of this Agreement is a condition of employment for the Position. In accepting the terms of this Agreement, you hereby acknowledge that your permanent, full-time employment is "at-will." You further understand that either you or SERENA can terminate this employment relationship at any time, without prior notice, for any reason. Neither you nor SERENA has to give "cause" for termination. You also recognize that SERENA reserves the right, in its sole discretion, to make personnel changes for its own purposes, without limitation, and without incurring any liability.

     Your start date shall be Thursday, July 1, 1993. If there is any change in your start date, please inform SERENA.

3.   DUTIES OF AGREEMENT

     Your specific duties and assignments are defined for you in Exhibit A.

     You shall be reporting to A. Bruce Leland.

     You shall serve in this Position with such duties and responsibilities that exist as of the date this Agreement is signed and/or as may later be assigned by SERENA. You agree to devote all of your business time, skill, attention, and best efforts to SERENA's business to discharge and fulfill the responsibilities assigned to you by SERENA during your employment under this Agreement. You agree that you will not render services to any other person or entity of any kind for compensation without the prior written consent of SERENA. In addition, you shall not engage in any activity which conflicts or interferes with the performance of the duties and responsibilities of this Position.

4.   COMPENSATION AND BENEFITS

     a. Commissions on PDSTOOLS Revenues. - During your employment under this Agreement, you are entitled to receive Commissions on PDSTOOLS Revenues as follows:

           (1) 7.7% of the Gross Domestic Revenues of PDSTOOLS;
           (2) 9.4% of the Net International Revenues of PDSTOOLS.

          Gross Domestic Revenues are defined as cash receipts to SERENA from new licenses, leases, rentals, and maintenance and enhancement (M&E) revenues received from licensees of PDSTOOLS in the United States.

          Net International Revenues are defined as monies received by SERENA International Headquarters from SERENA offices and distributors outside the United States for new licenses, leases, rentals, and M&E revenues for PDSTOOLS.

          The Commissions (net of Advances described below) are paid on a quarterly basis on the 15th day of the month following the calendar quarters. The Commissions are based on Gross Domestic Revenues and Net International Revenues received during the preceding quarter.

          You are entitled to receive a monthly nonrefundable Advance on these Commissions in the amount of $6,000 per month. These Advances will be reconciled against the actual Commissions at the end of each calendar quarter. Any Advance balance will be carried forward to the following periods as an offset to future Commissions.

     b. Commissions on New Products. - During your employment under this Agreement, you are entitled to receive Commissions of 7% on Net Revenues from New Products that are developed substantially by you.

          Net Revenues is defined as cash receipts to SERENA from new licenses, leases, rentals and M&E revenues received from licenses of New Products.

          To qualify for the Commissions, you must prepare and produce 80% or more of the program code, tests and documentation for the New Products, as well as continue to provide 80% or more of the maintenance and enhancements for the New Products.

     c. SERENA may make such deductions, withholdings, or payments from lump sums payable to you pursuant to this Agreement which are required by law for taxes and similar charges. In the event of your death, SERENA will make all Commission payments which are accrued and not yet paid as of the date of your death to your legal representative.

     d. SERENA will pay you a $2,000 moving allowance in July to move your possessions from Southern California to Northern California.

     e. Benefit Plans.- You are entitled to participate in or receive benefits under SERENA's employee benefit plans and policies as in effect from time to time ("Benefit Plans"), subject to the generally applicable terms and conditions of the particular Benefit Plan. These Benefit Plans may include health care, life insurance, accidental death and disability, long-term disability, and/or savings plans provided by or through SERENA or made available by SERENA. The provisions of the Benefit Plans are incorporated into this Agreement by reference. Your insurance coverages will begin on the first day of the month in which your current insurance coverage with Bank of America terminates.

     f. Receipt of Documentation. - You acknowledge that you have received from SERENA a copy of the Summary of Benefits, as well as SERENA's Employee Benefit Summary, both documents attached as Exhibit B, relating to health care, life insurance, accidental death and disability, and savings plans. You understand that SERENA reserves the right and option, in its sole discretion, to change, interpret or modify these policies at any time.

     g. Nothing in the preceding paragraphs relating to benefits under this Agreement shall affect the "at-will" character of this Agreement.

5.   TRADE SECRETS, PROPRIETARY AND CONFIDENTIAL INFORMATION

     As an expressed condition of your employment with SERENA, you agree to execute confidentiality agreements as requested by SERENA, including, but not limited to, SERENA's Employee Proprietary Agreement as it is from time to time amended.

     You further agree that any trade secrets, proprietary and confidential information acquired by you during the course of your employment is both confidential and essential to SERENA's business. You agree that you will not utilize or reveal such information to others, either during the life of this Agreement or at any time thereafter, except where such use and disclosure is necessary for the performance of your duties and responsibilities in the Position or authorized in writing by SERENA.

     You further recognize that SERENA's work force constitutes an important and vital aspect to its business. You agree, therefore, that for a period of one year following the termination of this Agreement for any reason whatsoever, you shall not solicit any of SERENA's then current employees to terminate their employment with SERENA and to become employed by any firm, company, or other business enterprise with which you may then be connected.

6.   COMPENSATION AND BENEFITS UPON TERMINATION OR DEATH

     Upon termination of your employment, SERENA will pay you certain compensation and benefits. The benefits referred to herein do not change the "at will" nature of this Agreement. The benefits and compensation that SERENA will pay you include the following:

     a. All Commissions, vacation pay, and appropriate bonus, if any, accrued through the date of your termination from SERENA and not yet paid.

     b. You will not be entitled to receive any other compensation or benefits provided by or on behalf of SERENA, other than vested benefits that are payable in accordance with the terms of any applicable benefit plan, and amounts provided in 6(d) herein.

     c. Continuation of any life insurance, accidental death and disability or any other benefits if you make an appropriate conversion and comply with the requirements of each plan. Your rights to continue group health plan coverage will be determined in accordance with applicable federal law.

     d. The Commissions to your estate in case of death or disability will be as follows:

          i In the first year following your death, Commissions will be the standard rate in paragraph 4(a)(b) above.
          ii In the second year following your death, Commissions will be reduced to 66-2/3% of the standard rate in paragraph 4(a)(b) above.
          iii In the third year following your death, Commissions will be reduced to 33-1/3% of the standard rate in paragraph 4(a)(b) above.
          iv There will be no Commissions after the third year following your death.

7.   SUCCESSORS

     SERENA will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of SERENA to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SERENA would be required to perform it if no such succession has taken place. Failure of SERENA to obtain such an assumption and agreement prior to the effectiveness of any such succession shall entitle you to the benefits listed in Paragraph 6a of this Agreement, subject to the terms and conditions therein.

8.   ARBITRATION/GOVERNING LAW

     Any dispute, claim or controversy of any kind, arising under, in connection with, or relating to this Agreement or your employment, except as provided in Paragraph 5 above, shall be resolved exclusively by binding arbitration in San Francisco, California in accordance with the commercial rules of the American Arbitration Association then in effect. You and SERENA agree to waive any objection to personal jurisdiction or venue in any forum located in San Francisco, California. Except as provided in Paragraph 5 above, no claim, lawsuit or action of any kind may be filed by either party of this Agreement; arbitration is the exclusive dispute resolution mechanism between the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The validity, interpretation, effect and enforcement of this Agreement shall be governed by the laws of the State of California.

9.   ENTIRE AGREEMENT

     This Agreement sets forth the entire Agreement and understanding between you and SERENA, and supersedes any other negotiations, agreements, understandings, oral agreements, representations or past or future practices whether written or oral, by SERENA.

     Each SERENA plan or policy referred to herein directly or by implication is incorporated herein only insofar as it does not contradict this Agreement. If any inconsistencies between this Agreement and any such plan or policy exist, this Agreement shall control. Nothing in any such plan or policy shall change the "at-will" nature of this Agreement, by which either party can terminate this Agreement without regard to cause.

10.  RIGHT TO ADVICE OF COUNSEL

     You have the right to consult with your lawyer so that you are fully aware of your rights and obligations under this Agreement.

11.  MODIFICATION

     This Agreement may not be amended, modified, or changed or discharged in any respect except as agreed in writing and signed by you and a designated officer of SERENA.

12.  SEVERABILITY AND INTERPRETATION

     In the event that any provision or any previous portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision or portion thereof shall be considered separate and apart from the remainder of this Agreement, and the other provisions shall remain fully valid and enforceable. In the event that any provision shall be held to be overly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

13.  NOTICES

     All notices required by this Agreement shall be given in writing either by personal delivery or first class mail, return receipt requested. Notices given by SERENA shall be addressed to SERENA's address set forth on the first page of this Agreement. Notice given by mail shall be deemed given five (5) days following the date of mailing.

14.  MISCELLANEOUS

     The rights and obligations of SERENA under this Agreement shall inure to the benefit of and shall be binding under the present and future subsidiaries of SERENA, any and all successors and assigns of SERENA. No assignment of this Agreement by SERENA will relieve SERENA of its obligations hereunder. You shall not assign any or your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon your heirs, executors, administrators or other legal representatives and their legal assigns.

15.  DAMAGE LIMITATION

     Upon termination of your employment, you shall not be entitled to recover any compensation, benefits or damages except as specifically described herein. This damage waiver provides that no damages (including without limitation, special, consequential, general, liquidated, or punitive damages) shall be required by or on behalf of SERENA.

16.  WAIVER

     A waiver by either party of any of the above terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation, or agreement of either party.

If this letter sets forth our entire agreement, please sign below and return the original to me. You may keep the enclosed copy.

SERENA International

/s/ William C. Zollner

William C. Zollner
Chief Operating Officer

I, Steven D. Smith, hereby state that I understand and agree with the terms and conditions on pages 1 through 6 of this letter Agreement. Accepted and agreed to this 18 day of MAY, 1993.

                                             /s/   Steven D. Smith

                                             Steven D. Smith

                                     EXHIBIT A

                                  JOB DESCRIPTION

                              SENIOR SOFTWARE ENGINEER

80% or more of your time will be spent in development, enhancement, maintenance, support and coordination on PDSTOOLS, a software product owned by A. Bruce Leland and marketed exclusively by SERENA.

The remaining 20% or less of your time will be spent in development of new products, in the enhancement, maintenance and support of other SERENA products, or in the development of PC skills for porting SERENA products to the PC or other platforms.

You have an idea for a product to build LOGON procedures dynamically. SERENA has not done a marketing plan for this product and, accordingly cannot adjudge the potential of this product. It is your responsibility to prepare a clear description of the product idea to enable SERENA to prepare a marketing plan.

Your specific duties and assignments for PDSTOOLS are as follows:

1. Development, enhancement and maintenance of PDSTOOLS, the primary set of duties, to keep PDSTOOLS competitive and state-of-the-art with IBM's operating system and direction and to meet the requirements of the Software Service Level Objectives and Maintenance & Enhancement (M&E) Plan for all PDSTOOLS customers.

2. Support for customers and prospects as needed (recognizing that the support role is secondary to the development, enhancement and maintenance activities).

3. Participate in monthly meetings to discuss and present the development and enhancement plan as well as reported and outstanding problems on PDSTOOLS along with other PDSTOOLS developers and support people.

4. Participate in quarterly meetings to discuss and present the development and enhancement plan as well as reported and outstanding problems on PDSTOOLS along with other PDSTOOLS developers and support people.

5. Participate in meetings with users and prospects to determine product usage and direction.

6. Participate in meetings with marketing, sales and support personnel to determine product usage and direction.

7. Occasionally assist other developers with technical approaches or ideas to assist with the development of other products.

                                     EXHIBIT B

                                SUMMARY OF BENEFITS

MEDICAL, DENTAL AND OTHER INSURANCE

The monthly premium is fully paid by SERENA for the employee and his/her dependent(s). Medical coverage commences on the first of the month in which the current insurance coverage with Bank of America terminates. The Company will reimburse up to $250.00 each calendar year per employee to cover the initial deductibles.

Life insurance is also included in this plan, and each employee is insured for $25,000.00.

Long-Term Disability benefits are also part of the plan, as well as a comprehensive dental program.

VACATION

An employee is entitled to two (2) weeks of vacation per year after the first year and up to five years of employment; on the sixth year and thereafter, an employee is entitled to three (3) weeks of vacation per year. (Should an employee resign or is terminated, vacation will be calculated on a prorated basis.)

HOLIDAYS

SERENA observes eight (8) holidays: New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the Friday after, and Christmas Day.

401K PLAN

An employee is allowed to participate in this payroll deduction benefit provided that all conditions are met. This is a planned retirement, incentive-type program where the employee has the discretion of investing funds in various options (stocks, bonds, etc.)

HEALTH CLUB

Membership fees are paid for by the Company for the employee only.

COSTCO

Membership fees are paid for by the employee.

                      AMENDMENT TO SOFTWARE LICENSE AGREEMENT

This Amendment to SOFTWARE LICENSE AGREEMENT dated for reference NOVEMBER 19, 1990 is made by and between Bruce Leland ("Licensor") and SERENA, a California corporation, ("Licensee") with reference to the following facts:

A. By documents dated January 31, 1989, the parties made and executed a certain Software License Agreement and Addendum thereto (collectively "License Agreement").

B. Language in the original License Agreement referred to "gross revenues" with no provision for marketing expenses in calculating "net revenues."

C. A third party (Steven Smith) has been receiving six (6%) percent of "net revenues" of which Licensor has contributed four (4%) percent and Licensee has contributed two (2%) percent. Copy of a letter dated November 27, 1989 signed by Steven Smith and Douglas D. Troxel stipulating these terms is attached.

D. The parties now desire to amend the License Agreement in certain particulars.

NOW THEREFORE it is agreed as follows:

1. Section 8.1 under Paragraph 8.0 of the License Agreement is replaced by the following language:

     8.1 In consideration of the rights and licenses granted hereunder, and subject to the provisions of sections 8.2 and 8.3, Licensee agrees to pay to Licensor a royalty equal to thirty-six percent (36%) of Licensee's NET revenues from sales, sublicenses, leases, rentals, maintenance and enhancement fees, or other transfers of the Software. Said royalties shall be reconciled on a cash basis and paid quarterly. Net revenues shall be defined here as monies paid to Licensee after marketing expenses. Domestically, (United States and Canada) that is pegged at seventy percent (70%) of gross revenues when sold directly by Licensee. In foreign markets and other cases of indirect marketing efforts where agents are involved, net revenues are pegged at eighty-five percent (85%) of Licensee royalty.

2. Given that royalty payments have been paid based on net revenues, it is agreed that these terms are retroactive to the original execution date.

3. Except as provided in this Amendment, the License Agreement remains unchanged.

Executed in Burlingame, California on November 19, 1990.

Bruce Leland                                             SERENA

/s/  A. Bruce Leland                              /s/  Douglas D. Troxel

                                                  Douglas D. Troxel, President

Nov 19, 1990                                      Dated November 19, 1990